For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #08-14
Waste Management Announces Second Quarter 2008 Earnings
Company Posts Higher Revenue and Increased Cash from Operations
Company Expresses Confidence in Achieving the Upper End of Full Year 2008 Earnings Guidance
HOUSTON – July 29, 2008 – Waste Management, Inc. (NYSE: WMI) today announced financial results for its second quarter ended June 30, 2008. Revenue for the second quarter of 2008 was $3.49 billion compared with $3.36 billion in the year ago period, an increase of 3.9%. Net income for the quarter was $318 million, or $0.64 per diluted share, compared with $338 million, or $0.64 per diluted share, in the prior year period.
The Company noted several items that impacted the results in the 2007 and 2008 second quarters. Results in the second quarter of 2008 included a net $0.01 per diluted share benefit from income tax items. Results in the second quarter of 2007 included a combined benefit of $0.08 per diluted share consisting of $0.05 per diluted share from income tax items and $0.03 per diluted share from divestitures of under-performing operations.
Excluding those items, earnings would have been $311 million, or $0.63 per diluted share, in the second quarter of 2008 compared with $296 million, or $0.56 per diluted share, in the second quarter of 2007. This is a 12.5% increase in adjusted earnings per diluted share.(a)
Income from operations as a percent of revenue was 18.1% in the second quarter of 2008. This is a 20 basis point improvement compared with the second quarter of 2007, as adjusted for the items noted above.
For the six months ended June 30, 2008, Waste Management reported operating revenue of $6.76 billion, compared with $6.55 billion for the same period last year. Net income was $559 million, or $1.13 per diluted share, for the six months ended June 30, 2008, compared with $576 million and $1.09 per diluted share, respectively, for the same period in 2007.
“We are pleased with our second quarter 2008 financial performance, as we again accomplished our primary goals of strong free cash flow, and adjusted earnings and operating margin expansion,” said David P. Steiner, Chief Executive Officer of Waste Management. “Our financial performance continues to reflect the strength of our managers and the success of our pricing and operational excellence programs. The 12.5% growth in adjusted earnings per share is an impressive accomplishment in the current business environment. It is even more impressive when you consider that we had a $0.03 per diluted share benefit from Section 45K tax credits in the second quarter of 2007 and no benefit in 2008, as the program has expired. Excluding that benefit, year-over-year earnings per diluted share would have grown nearly 19% in the second quarter of 2008.(a)
“We grew revenue by 3.9% during the second quarter of 2008, due mainly to our disciplined approach to pricing, which led to internal revenue growth from yield on base business of 3.1%. We also benefited from higher recycling commodity prices, which contributed 1.7% to revenue growth, and higher fuel surcharge revenue, which contributed an additional 2.2% to revenue growth. Internal revenue growth from yield for municipal solid waste stood at the highest level we have seen in the last two and one-half years. Internal revenue growth from volumes declined 3.8%, mostly in the collection lines of business. At our landfills, we saw positive year-over- year internal revenue growth for the first time since the first quarter of 2007.”
“Steiner continued, “We once again met our goal of producing strong cash from operations during the second quarter of 2008, generating $570 million in net cash from operations, a 6% year-over-year increase. Capital expenditures were $273 million, a $64 million increase compared with the prior year quarter. This was an expected increase in accordance with our capital plan for the year, which includes increased fleet purchases. We received only $24 million in net proceeds from divestitures this quarter, a $123 million decline from the second quarter of 2007, as we have fewer under-performing operations for sale this year. As a result, we produced $321 million in free cash flow during the second quarter of 2008 compared with $475 million in the prior year quarter. At $683 million of free cash flow for the first six months of 2008, we are on track to meet our free cash flow goal for the year.
“We overcame the impact of sharply rising diesel fuel prices and a slow economy during the second quarter of 2008. Higher diesel fuel prices caused an approximate $0.015 per diluted share reduction in earnings during the quarter because the increase in our fuel surcharge revenue lagged the sharp rise in diesel fuel prices. This also caused an approximate 80 basis point decline in income from operations as a percent of revenue. Excluding this 80 basis point impact, our income from operations as a percent of revenue increased to 18.9% in the second quarter of this year, a 100 basis point improvement when compared with the as adjusted prior year period. This is in line with our full year expectations.”(a)
Key Highlights for the Second Quarter of 2008
•	Internal revenue growth from yield on base business was 3.1%. Including the positive impact of higher recycling commodity prices and higher fuel surcharge revenue, internal revenue growth from yield was 7.0%.

•	Internal revenue growth from volumes was a negative 3.8%.

•	Acquisitions contributed 1.0% to higher revenue in the quarter, while divestitures caused a 0.8% decline in revenue in the quarter. Foreign currency translation contributed an additional 0.5% to revenue growth.

•	Operating expenses were 62.5% of revenue, up from 62.3% of revenue in the same period in 2007. Excluding the impacts of higher diesel fuel prices and higher recycling commodity prices on both operating expenses and revenue, operating expenses were 61.0% of revenue in the second quarter of 2008, or a 130 basis point improvement compared with the prior year period.(a)

•	Year-over-year operating expenses were reduced by $10 million due to gains realized on the sale of surplus real estate properties.

•	Depreciation and amortization expenses were 9.1% of revenue, down from 9.6% of revenue in the second quarter of 2007, due mainly to lower volumes.

•	A $10 million decrease in interest expense from terminated interest rate swaps associated with the senior notes that we elected to retire in May 2008.

•	Net cash provided by operating activities was $570 million, compared with $537 million in the prior year quarter.

•	Capital expenditures were $273 million, compared with $209 million in the prior year quarter.

•	Proceeds from divestitures of businesses, net of cash divested, and other sales of assets, were $24 million, compared with $147 million in the prior year quarter.

•	Free cash flow was $321 million, compared with $475 million in the prior year quarter due to our expected increase in capital expenditures and lower divestiture proceeds.(a)

•	We returned $253 million to shareholders in the form of $133 million in dividend payments and $120 million, or over 3 million shares, in common stock repurchases.
Steiner concluded, “We had a great first half of 2008, and our business remains healthy as we enter the last half of the year. Consequently, we are confident that we will meet the upper end of the range of our previously announced full-year earnings guidance of $2.19 to $2.23 per diluted share. We also expect to achieve our free cash flow guidance of $1.4 billion. In each case we exclude costs associated with our proposal to acquire Republic Services. We remain committed to making that acquisition in a timely manner, and we believe we can integrate their operations while at the same time continuing to produce strong financial results from our operations.”

(a)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. GAAP measures that have been adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items include:
•	Net income;

•	Earnings per diluted share;

•	Projected earnings per diluted share;

•	Income from operations as a percent of revenue; and

•	Operating expenses as a percent of revenue.
The Company also discusses free cash flow and projected free cash flow, which are non-GAAP measures, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, and the payment of dividends. However, free cash flow has material limitations, as it does not represent cash flow available for discretionary expenditures because it excludes certain expenditures that we have committed to such as debt service obligations. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.

The quantitative reconciliations of the non-GAAP measures to the most comparable GAAP measures, other than projections of earnings per diluted share, are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The 2008 full year adjusted earnings of $2.19 to $2.23 per diluted share projected by the Company excludes the first quarter impact of a $6 million income tax audit settlement and the second quarter impact of $7 million in income tax audit settlements. GAAP net earnings per diluted share for the remaining two quarters of 2008 may include other items that are not currently determinable, but may be significant, such as asset impairment and unusual items; charges, gains or losses from divestitures; additional resolution of income tax items; or any costs incurred as a result of our proposal to acquire all of the shares of Republic Services, Inc. that may be expensed. The full year 2008 adjusted projected earnings per diluted share reaffirmed today excludes the impact of any such items that may occur. GAAP net earnings per diluted share projected for the full year would require inclusion of the projected impact of these items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not believe we have the information available to provide projected full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earnings per diluted share projection.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Earnings Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 53383277.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on July 29th through 5:00 p.m. Eastern time on August 12th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 53383277.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2008 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases; passing on increased costs to our customers; reducing costs due to our operational improvement programs; and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenue and margins;

•	weather conditions cause our quarter–to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	inflation, higher interest rates and other general and local economic conditions may negatively affect the volumes of waste generated, our financing costs and other expenses;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory requirements may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuating commodity prices may have negative effects on our operating revenue and expenses;

•	trends toward recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies, increase our costs, or lead to an impairment charge;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need to raise additional capital if cash flows are less than we expect or capital expenditures or acquisition spending are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2008	2007
Operating revenues	$3,489	$3,358

Costs and expenses:
Operating	2,181	2,092
Selling, general and administrative	358	343
Depreciation and amortization	318	322
Restructuring	—	1
(Income) expense from divestitures, asset impairments and unusual items	—	(33)

	2,857	2,725

Income from operations	632	633

Other income (expense):
Interest expense	(105)	(132)
Interest income	4	11
Equity in net earnings (losses) of unconsolidated entities	(2)	(22)
Minority interest	(13)	(11)
Other, net	1	1

	(115)	(153)

Income before income taxes	517	480
Provision for income taxes	199	142

Net income	$318	$338

Basic earnings per common share	$0.65	$0.65

Diluted earnings per common share	$0.64	$0.64

Basic common shares outstanding	490.7	519.0

Diluted common shares outstanding	494.6	523.9

Cash dividends declared per common share	$0.27	$0.24

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2008	2007
EPS Calculation:

Net income	$318	$338

Number of common shares outstanding at end of period	490.2	518.9
Effect of using weighted average common shares outstanding	0.5	0.1

Weighted average basic common shares outstanding	490.7	519.0
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	3.9	4.9

Weighted average diluted common shares outstanding	494.6	523.9

Basic earnings per common share	$0.65	$0.65

Diluted earnings per common share	$0.64	$0.64

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Operating revenues	$6,755	$6,546

Costs and expenses:
Operating	4,273	4,126
Selling, general and administrative	726	696
Depreciation and amortization	615	632
Restructuring	—	10
(Income) expense from divestitures, asset impairments and unusual items	(2)	(32)

	5,612	5,432

Income from operations	1,143	1,114

Other income (expense):
Interest expense	(227)	(267)
Interest income	9	29
Equity in net earnings (losses) of unconsolidated entities	(4)	(46)
Minority interest	(20)	(21)
Other, net	1	2

	(241)	(303)

Income before income taxes	902	811
Provision for income taxes	343	235

Net income	$559	$576

Basic earnings per common share	$1.13	$1.10

Diluted earnings per common share	$1.13	$1.09

Basic common shares outstanding	493.3	524.2

Diluted common shares outstanding	496.6	529.1

Cash dividends declared per common share	$0.54	$0.48

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
EPS Calculation:
Net income	$559	$576

Number of common shares outstanding at end of period	490.2	518.9
Effect of using weighted average common shares outstanding	3.1	5.3

Weighted average basic common shares outstanding	493.3	524.2
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	3.3	4.9

Weighted average diluted common shares outstanding	496.6	529.1

Basic earnings per common share	$1.13	$1.10

Diluted earnings per common share	$1.13	$1.09

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$210	$348
Receivables, net	1,904	1,892
Other	296	240

Total current assets	2,410	2,480

Property and equipment, net	11,300	11,351
Goodwill	5,444	5,406
Other intangible assets, net	128	124
Other assets	768	814

Total assets	$20,050	$20,175

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,145	$2,269
Current portion of long-term debt	435	329

Total current liabilities	2,580	2,598

Long-term debt, less current portion	7,958	8,008
Other liabilities	3,488	3,467

Total liabilities	14,026	14,073

Minority interest in subsidiaries and variable interest entities	302	310
Stockholders’ equity	5,722	5,792

Total liabilities and stockholders’ equity	$20,050	$20,175

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$559	$576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	615	632
Other	55	(48)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(98)	(85)

Net cash provided by operating activities	1,131	1,075

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(127)	(46)
Capital expenditures	(486)	(481)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	38	216
Purchases of short-term investments	—	(743)
Proceeds from sales of short-term investments	—	803
Net receipts from restricted trust and escrow accounts, and other	76	67

Net cash used in investing activities	(499)	(184)

Cash flows from financing activities:
New borrowings	971	315
Debt repayments	(1,001)	(452)
Common stock repurchases	(401)	(683)
Cash dividends	(266)	(251)
Exercise of common stock options and warrants	32	111
Other, net	(106)	23

Net cash used in financing activities	(771)	(937)

Effect of exchange rate changes on cash and cash equivalents	1	2

Decrease in cash and cash equivalents	(138)	(44)
Cash and cash equivalents at beginning of period	348	614

Cash and cash equivalents at end of period	$210	$570

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Operating Revenues by Lines of Business

Collection	$2,237	$2,138	$2,193
Landfill	786	685	791
Transfer	424	380	433
Wheelabrator	225	213	219
Recycling	324	320	276
Other	56	45	41
Intercompany (a)	(563)	(515)	(595)

Operating revenues	$3,489	$3,266	$3,358

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	3.2%	2.8%	1.3%
Less: Yield changes due to recycling commodities, electricity (IPP), fuel surcharge and mandated fees	3.9%	3.5%	2.3%

Adjusted internal growth	-0.7%	-0.7%	-1.0%

Acquisition Summary (b)

Gross annualized revenue acquired	$39	$71	$44

Total consideration	$60	$104	$48

Cash paid for acquisitions	$55	$70	$44

WMRA Segment Supplemental Data (c)

Operating revenues	$270	$269	$225

Operating expenses	$226	$230	$189

	Quarters Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Free Cash Flow Analysis (d)

Net cash provided by operating activities	$570	$537	$1,131	$1,075
Capital expenditures	(273)	(209)	(486)	(481)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	24	147	38	216

Free cash flow	$321	$475	$683	$810

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$210	$466	$694

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,393	$8,719	$8,249
Total equity	5,722	5,611	6,070

Total capital	$14,115	$14,330	$14,319

Debt-to-total capital	59.5%	60.8%	57.6%

Capitalized interest	$4	$4	$6

Other Operational Data

Internalization of waste, based on disposal costs	67.6%	67.7%	67.1%

Total landfill disposal volumes (tons in millions)	28.4	25.1	29.6
Total waste-to-energy disposal volumes (tons in millions)	1.7	1.7	1.8

Total disposal volumes (tons in millions)	30.1	26.8	31.4

Active landfills	279	280	279

Landfills reporting volume	262	260	262

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups (b)
Non — SFAS No. 143 amortization expense	$101.1	$86.1	$102.0
Amortization expense related to SFAS No. 143 obligations	13.5	7.7	16.8

Total amortization expense (c)	114.6	93.8	118.8
Accretion and other related expense	16.1	15.7	15.2

Landfill amortization, accretion and other related expense	$130.7	$109.5	$134.0

(a)	The quarters ended June 30, 2008, March 31, 2008, and June 30, 2007 include short-term investments available for use of $0 million, $0 million, and $124 million, respectively.

(b)	Prior year amounts have been revised to exclude amounts from closed landfills not included in our Operating groups.

(c)	The quarter ended June 30, 2008, as compared with the quarter ended March 31, 2008 reflects a $20.8 million increase in amortization expense, of which $17.1 million was primarily due to the seasonal increase in landfill volumes. Additionally, there was a sequential rate increase primarily due to a reduction in the first quarter of 2008 resulting from changes in our estimates of capping costs.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	June 30, 2008		June 30, 2007
	After-tax	Per Share	After-tax	Per Share
	Amount	Amount	Amount	Amount
Adjusted Net income and Diluted Earnings Per Share

Net income and Diluted EPS, as reported	$318	$0.64	$338	$0.64

Adjustments to Net income and Diluted EPS:
Income tax audit settlements and adjustments to deferred taxes	(7)	(0.01)	(24)	(0.05)
(Income) expense from divestitures, asset impairments and unusual items	—	—	(18)	(0.03)

Net income and Diluted EPS, as adjusted (a)	$311	$0.63	$296	$0.56

Additional adjustment:
Section 45K tax credit impact	—	—	(16)	(0.03)

Net income and Diluted EPS, as further adjusted (b)	$311	$0.63	$280	$0.53

	Quarters Ended
	June 30,
	2008	2007
Adjusted Income from Operations as a percent of Revenues

As reported:
Operating revenues	$3,489	$3,358
Income from operations	$632	$633

Income from Operations as a percent of Revenues	18.1%	18.9%

Adjustment to Income from Operations:
(Income) expense from divestitures, asset impairments and unusual items	$—	$(33)

As adjusted:
Operating revenues	$3,489	$3,358
Income from operations	$632	$600

Adjusted Income from Operations as a percent of Revenues (c)	18.1%	17.9%

Additional Adjustment for Fuel Impact:
Operating revenues	$(81)	$—
Income from operations	$12	$—

As further adjusted:
Operating revenues	$3,408	$3,358
Income from operations	$644	$600

Further Adjusted Income from Operations as a percent of Revenues (d)	18.9%	17.9%

(a)	Increase in Diluted EPS, as adjusted, of 12.5%.

(b)	Increase in Diluted EPS, as further adjusted, of 18.9%.

(c)	Increase in Income from Operations as a percent of Revenues, as adjusted, of 20 basis points.

(d)	Increase in Income from Operations as a percent of revenues, as adjusted for fuel impact, of 100 basis points.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions)
(Unaudited)

Full Year 2008 Free Cash Flow Reconciliation

Net cash provided by operating activities (a)	$2,700
Capital expenditures	(1,450)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets (b)	150

Free cash flow	$1,400

Quarter Ended
June 30,
2008
Impacts of Rising Diesel Fuel Prices and Higher Recycling Commodity Prices on Operating Expenses as a percent of Revenues

Adjusted Operating Expenses as a percent of Revenues

As reported:
Operating revenues	$3,489
Operating expenses	$2,181

Operating Expenses as a percent of Revenues	62.5%

Adjustments to Operating Revenues:
Fuel surcharges (c)	$(81)
Recycling commodity prices (d)	$(56)

Adjustments to Operating Expenses:
Fuel (e)	$(77)
Subcontractor costs — fuel pass-through (f)	$(16)
Cost of goods sold due to recycling commodity prices (g)	$(42)

As adjusted:
Operating revenues	$3,352
Operating expenses	$2,046

Adjusted Operating Expenses as a percent of Revenues	61.0%

(a)	Full year 2008 net cash provided by operating activities exclude costs associated with our proposal to acquire Republic Services.

(b)	Full year 2008 proceeds from divestitures of businesses exclude any divestiture proceeds that may be received in connection with our proposal to acquire Republic Services.

(c)	Increase in fuel surcharge revenue due to higher diesel fuel prices. Excludes changes in fuel surcharge revenue caused by volume fluctuations.

(d)	Increase in revenues due to increase in recycling commodity prices. Excludes changes in recycling commodity revenues caused by volume fluctuations.

(e)	Increase in fuel costs due to higher diesel fuel prices. Excludes changes in fuel costs caused by volume fluctuations.

(f)	Estimated impact of higher diesel fuel prices on fuel costs passed-through by subcontractors. Excludes changes in subcontractor costs caused by volume fluctuations.

(g)	Increase in cost of goods sold due to increase in recycling commodity prices. Excludes changes in cost of goods sold caused by recycling commodity volume fluctuations.

(10)